Exhibit 4.1

HOSPITALITY INVESTORS TRUST, INC.

Share Repurchase Program

The Board of Directors (the “Board”) of Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), has adopted this Share Repurchase Program (this “SRP”), effective as of October 1, 2018 (the “Effective Date”), to be administered by Computershare Inc. (the “Administrator”), the Company’s transfer agent. Pursuant to the SRP, and subject to the terms and conditions set forth below, any holder (a “Stockholder”) of shares of the Company’s common stock, par value $0.01 per share (“common stock”) may request that the Company repurchase all or a portion of such Stockholder’s shares of common stock at a price established by the Board (the “Repurchase Price”).

•	The initial Repurchase Price at which you may request the Company repurchase your shares of common stock is $9.00 per share.

•	The Board strongly recommends that stockholders do not request that the Company repurchase their shares at this price due to the Board’s belief that the initial Repurchase Price is well below the current and potential long-term value of a share of common stock, as described in more detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2018.

•	Each Stockholder must make his, her or its own decision whether to request that his, her or its shares be repurchased pursuant to the SRP and how many shares to request for repurchase. In doing so, the Company urges Stockholders to read carefully the full SRP and the information included in the filings made by the Company with the SEC. These filings can be found in the website maintained by the SEC, www.sec.gov, and the “Investor Relations — SEC Filings” section of the Company’s website, www.hitreit.com. The Board also urges Stockholders to discuss their decisions with their tax advisor, financial advisor and/or custodian.

1.	Repurchase Price.

a.	The Repurchase Price is the price per share at which repurchase requests received and processed by the Administrator will be effected pursuant to the SRP. The Repurchase Price is initially $9.00 per share and may be changed by the Board from time to time, based on such factors as the Board deems relevant and appropriate in its sole discretion; provided, that any change to the Repurchase Price approved by the Board shall constitute a fundamental modification of the SRP and shall only become effective in accordance with Section 5 hereof 15 days after it has been disclosed on the Company’s website and in a Current Report on Form 8-K filed by the Company with the SEC (or another periodic report filed by the Company with the SEC).

b.	In making any determination with respect to the Repurchase Price, the Board may also make a determination as to whether or not the Board recommends that Stockholders request that the Company repurchase their shares of common stock pursuant to the SRP at such Repurchase Price. Any such recommendation shall be disclosed to Stockholders in the same manner as any change to the Repurchase Price. A subsequent determination to modify any recommendation previously reported in a filing by the Company with the SEC shall be disclosed promptly on the Company’s website and in a Current Report on Form 8-K filed by the Company with the SEC (or another periodic report filed with the SEC).

2.	Repurchase Requests

a.	There is no minimum holding period for shares of common stock to be eligible for repurchase pursuant to the SRP, and Stockholders can request that the Company repurchase their shares at any time following the Effective Date. These requests may be made indirectly through the Stockholder’s financial advisor or directly by contacting the Administrator. Certain broker-dealers require that their clients make repurchase requests through their broker-dealer, which may impact the time necessary to process such repurchase request. In light of this, Stockholders should contact their broker-dealer prior to making any request for the Company to repurchase of their shares pursuant to the SRP.

b.	Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to the limitations and other terms and conditions contained herein. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the Administrator, the Stockholder must complete and sign a repurchase authorization form. The current form of the repurchase authorization form is attached hereto as Annex A and is also available on the Company’s website, www.hitreit.com. Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A medallion signature guarantee may be required.

c.	Written requests should be sent to the Administrator at one of the following addresses:

Regular Mail Delivery Computershare Computershare Alternative Investment Operations P.O. Box 505013 Louisville, KY 40233-5013	Overnight Delivery Computershare Computershare Alternative Investment Operations 462 South 4th St., Suite 1600 Louisville, KY 40202

3.	Repurchase Procedures

a.	Subject to the limitations and other terms and conditions contained herein, repurchases pursuant to the SRP will be effected quarterly at the Repurchase Price effective on the last business day of the applicable quarter (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter (the “Repurchase Deadline”). Shares will be repurchased as of the Repurchase Date at the Repurchase Price applicable on that date, and the settlement of share repurchases will occur within five business days of the Repurchase Date.

b.	A Stockholder may withdraw his or her repurchase request by notifying the Administrator, directly or through the Stockholder’s financial intermediary, on the Company’s toll-free, automated telephone line, (866) 638-5572. The line is open on each business day between the hours of 8:30 a.m. and 6:00 p.m. (Eastern time). For a withdrawal to be effective, it must be received before the Repurchase Deadline.

c.	If a repurchase request is received after the Repurchase Deadline, the purchase order will be executed, if at all, as of the next Repurchase Date, unless such request is withdrawn prior to the repurchase in accordance with Section 3.b. Repurchase requests received and processed by the Administrator on a business day, but after the close of business on that day, or on a day that is not a business day, such as a weekend or federal holiday, will be deemed received on the next business day.

d.	For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address that has been on file with the Administrator for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

e.	Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the Administrator or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The Administrator can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

f.	A medallion signature guarantee may be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide medallion signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request without providing the notice required for a material modifications of the SRP to become effective in accordance with Section 5 hereof. The Company may require a medallion signature guarantee if, among other reasons: (i) the amount payable pursuant to the repurchase request is $500,000 or more; (ii) the repurchase is to be sent to an address other than the address on record; or (iii) the Administrator cannot confirm a Stockholder’s identity or suspects fraudulent activity.

4.	Repurchase Limitations

a.	Repurchases under the SRP will be limited to a maximum number of shares of common stock for any quarter equal to the lower of: (i) 1,000,000 shares of common stock; or (ii) 5.0% of the number of shares of common stock outstanding as of the last day of the previous quarter.

b.	The Board also has the power, in its sole discretion, to determine that the Company will repurchase fewer shares than have been requested in any particular quarter, or none at all; provided that the Board may only exercise this power by disclosing, prior to the applicable Repurchase Deadline, its determination to do so on the Company’s website and in a Current Report on Form 8-K filed by the Company with the SEC (or another periodic report filed by the Company with the SEC).

c.	In the event that some but not all of the shares requested to be repurchased during any quarter are repurchased due to the operation of Section 4.a. or Section 4.b, shares subject to valid repurchase requests will be repurchased pro rata as to all repurchase requests. If repurchase requests are reduced on a pro rata basis, Stockholders may elect (at the time of their repurchase request pursuant to the repurchase authorization form) to either withdraw their entire repurchase request or have the request honored on a pro rata basis.

d.	A Stockholder may elect in the repurchase authorization form (a “Roll-Over Election”) that any repurchase requests not satisfied on the applicable Repurchase Date (in whole or in part), due the limitations in this Section 4 or a suspension of the SRP pursuant to Section 5, be repurchased on the next succeeding Repurchase Date when the SRP is active, subject to any restrictions imposed by law and the potential application of the other limitations of this Section 4 on such Repurchase Date. In these cases, the unsatisfied portion of the repurchase request will be retained by the Company and deemed to have been submitted, equivalently with any other repurchase request, for repurchase on the next succeeding Repurchase Date when the SRP is active. A Stockholder that has made a Roll-Over Election may also withdraw any unsatisfied repurchase request so retained in accordance with Section 3.b. If no Roll-Over Election is made, an unsatisfied repurchase request (in whole or in part) must be re-submitted as a new repurchase request after the relevant Repurchase Date for any repurchase requests not satisfied due the limitations in this Section 4 or after the affirmative reactivation of the SRP by the Board for any repurchase requests that were pending at the time of a suspension of the SRP pursuant to Section 5. If a Stockholder has made a Roll-Over Election and the Company is unable to retain the unsatisfied portion of the repurchase request due to restrictions imposed by law, the Company will provide public notice on its website, and the repurchase request that would have otherwise been retained will be deemed cancelled and must be re-submitted as a new repurchase request for the subject shares to be repurchased pursuant to the SRP.

5.	Modifications, Amendments or Terminations

a.	The Board may modify, suspend, reactivate or terminate the SRP at any time; provided that no material modification, suspension, reactivation or termination will become effective until it has been disclosed on the Company’s website and in a Current Report on Form 8-K filed by the Company with the SEC (or another periodic report filed by the Company with the SEC), and no fundamental modification (including but not limited to any change to the timing or frequency of the Repurchase Date, any change to the maximum number of shares of common stock that may be repurchased for any quarter or any change to the Repurchase Price) will become effective until 15 days after it has been similarly disclosed.

b.	The Board may determine to suspend or terminate the SRP pursuant to Section 5.a. for any reason, including due to the Board’s judgment that fulfilling any repurchase requests is not in the best interests of the Company (i.e., such fulfillment would place an undue burden on the Company’s liquidity), regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased.

6.	Miscellaneous

a.	Stockholders will not receive interest on amounts represented by uncashed repurchase checks.

b.	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.

c.	IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elects otherwise, which such Stockholder may do by checking the appropriate box on the repurchase authorization form, the Company will utilize the first-in-first-out method.

d.	All shares of common stock requested to be repurchased pursuant to the SRP must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien. If the Company does not receive all documentation that it deems necessary before the applicable Repurchase Deadline, no repurchase will be made until a later Repurchase Date when the Company has received all documentation it deems necessary.

e.	The Company and the Administrator will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company and the Administrator have established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record no later than five days following execution of the instruction. Failure by the Stockholder or its agent to notify the Administrator in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve the Company, the Administrator and the financial advisor of any liability with respect to the discrepancy.

Annex A

REPURCHASE AUTHORIZATION FORM

Use this form to request repurchase of your shares of common stock in Hospitality Investors Trust, Inc. pursuant to the Hospitality Investors Trust, Inc. Share Repurchase Program (the “SRP”). Please complete all sections below and then send this form to one of the following addresses.

Regular Mail Delivery Computershare Computershare Alternative Investment Operations P.O. Box 505013 Louisville, KY 40233-5013	Overnight Delivery Computershare Computershare Alternative Investment Operations 462 South 4th St., Suite 1600 Louisville, KY 40202

If you have any questions, please call our toll-free, automated telephone line, (866) 638-5572. The line is open on each business day between the hours of 8:30 a.m. and 6:00 p.m. (Eastern time).

1	REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REPURCHASE AMOUNT (Check one)
☐ All Shares
☐ Number of Shares _________________________
☐ Dollar Amount $__________________________
3	PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐	Cash/Check Mailed to Address of Record

☐	Cash/Check Mailed to Third Party/Custodian (Medallion Signature Guarantee required)

Name / Entity Name / Financial Institution Mailing Address

City State Zip Code Account Number

☐	Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only) (Medallion Signature Guarantee required)

I authorize Hospitality Investors Trust, Inc. or its agent to deposit my distribution into my checking or savings account. In the event that Hospitality Investors Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name Mailing Address City State
Your Bank’s ABA Routing Number Your Bank Account Number

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Please Attach A Pre-Printed Voided Check

4	SHARE REPURCHASE PROGRAM CONSIDERATIONS (Select only one)

Repurchases under the SRP are currently limited to 1,000,000 shares of common stock per quarter or, if lower, 5% of the shares outstanding as of the last day of the previous quarter. The Board also has the power, in its sole discretion, to determine that fewer shares than have been requested will be repurchased in any particular quarter, or none at all. If we do not make all requested repurchases in a particular quarter for any reason, shares subject to valid repurchase requests will be repurchased pro rata as to all repurchase requests Accordingly, there can be no assurance that any shares validly requested to be repurchased pursuant to the SRP will be so repurchased. If repurchase requests are reduced on a pro rata basis, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro rata basis. If you wish to have the remainder of the shares subject to your initial request repurchased on the next succeeding quarterly repurchase date when the SRP is active, please see Item 5 below. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro rata basis, if needed.

☐	Process my repurchase request on a pro rata basis.

☐	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro rata basis.

5	ROLL-OVER ELECTION

Any repurchase requests not satisfied on the applicable quarterly repurchase date (in whole or in part) due to the limitations described in Item 4 above or because the SRP is suspended may, at your election, be retained by us and deemed to have been submitted for repurchase on the next succeeding quarterly repurchase date when the SRP is active, subject to certain limitations. Please check the box below to elect to “roll-over” your repurchase request in the event such request is not satisfied in full on the applicable quarterly repurchase date or the SRP is suspended prior to the completion of the repurchase. If you do not make this election, you will need to submit a new repurchase request pursuant to a new authorization form after the relevant quarterly repurchase date for all or any portion of your request that is not satisfied due to the limitations described in Item 4 above or after the affirmative reactivation of the SRP for any request that was pending at the time of a suspension of the SRP.

☐     Please retain all or any portion of my repurchase request not satisfied until the next succeeding quarterly repurchase date when the SRP is active.

6	COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐	FIFO (First – In / First Out)

☐	LIFO (Last – In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐	Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase: Amount of Purchase:

Date of Purchase: Amount of Purchase:

Date of Purchase: Amount of Purchase:

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7	AUTHORIZATION AND SIGNATURE

IMPORTANT: Medallion Signature Guarantee may be required if any of the following applies:

•	Amount to be repurchased is $500,000 or more.

•	The repurchase is to be sent to an address other than the address on record.

•	If name has changed from the name in the account registration, we must have a one-and-the-same name medallion signature guarantee. A one-and-the-same medallion signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

•	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

•	The SRP’s administrator cannot confirm your identity or suspects fraudulent activity.

Investor Name (Please Print) Signature Date

Co-Investor Name (Please Print) Signature Date

Medallion Signature Guarantee (Affix Medallion Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable) Signature of Authorized Person

*	Please refer to the Company’s Current Report on Form 8-K dated September 24, 2018 or the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K for a description of the current terms of the SRP. These filings can be found in the website maintained by the SEC, www.sec.gov, and the “Investor Relations — SEC Filings” section of the Company’s website, www.hitreit.com. There are various limitations on the number of shares that we may repurchase. The Company’s board of directors may determine to amend, suspend or terminate the SRP at any time. We will provide written notice of any material amendment, suspension or termination of the SRP in a filing with the SEC at www.sec.gov, which will also be made available at www.hitreit.com. Repurchase of shares, when requested, will be made quarterly. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter. You may withdraw your repurchase request by notifying the Company’s transfer agent, which administers the SRP, directly or through your financial intermediary, on our toll-free, automated telephone line, (866) 638-5572. Repurchase requests must be withdrawn before 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter.

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